                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                          AMWEST INSURANCE GROUP, INC.
                                (Name of issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of class of securities)

                                    032345100
                                 (CUSIP number)

                                  JANUARY 24, 2001
             (Date of Event Which Requires Filing of this Statement)



               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]       Rule 13d-1(b)

               [X]       Rule 13d-1(c)

               [ ]       Rule 13d-1(d)



                                Page 1 of 5 Pages
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      CUSIP No. 032345100               13G                    Page 2 of 5 Pages


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           MICHAEL B. KLEIN, PACIFICOR, INC.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)
           NOT APPLICABLE                                            (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5    SOLE VOTING POWER:  251,400
BENEFICIALLY
OWNED BY EACH            -------------------------------------------------------
REPORTING                 6    SHARED VOTING POWER:  NOT APPLICABLE
PERSON WITH:
                         -------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:  251,400

                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:  NOT APPLICABLE

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON:  251,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           5.8%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IN, CO
--------------------------------------------------------------------------------



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ITEM 1(a).     Name of Issuer:

                      AMWEST INSURANCE GROUP, INC.

ITEM 1(b).     Address of Issuer's Principal Executive offices:

                      5230 LAS VIRGENES ROAD
                      CALABASAS, CALIFORNIA  91302

ITEM 2(a).     Name of Person Filing:

                      MICHAEL B. KLEIN, PACIFICOR, INC.

ITEM 2(b).     Address of Principal Business Office:

                      1475 TERMINAL WAY, SUITE E
                      RENO, NEVADA  89502

ITEM 2(c).     Citizenship:

                      DELAWARE

ITEM 2(d).     Title of Class of Securities:

                      COMMON STOCK

ITEM 2(e).     CUSIP Number:

                      032345100

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)    [ ]     Broker or dealer registered under Section 15 of
                              the Exchange Act.
               (b)    [ ]     Bank as defined in Section 3(a)(6) of the Exchange
                              Act.
               (c)    [ ]     Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.
               (d)    [ ]     Investment company registered under Section 8 of
                              the Investment Company Act.
               (e)    [ ]     An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);
               (f)    [ ]     An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);
               (g)    [ ]     A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);
               (h)    [ ]     A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;
               (i)    [ ]     A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of
                              the Investment Company Act;
               (j)    [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]



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ITEM 4.        Ownership

               (a) Amount Beneficially Owned: 251,400 shares of Common Stock. Mr. Klein disclaims beneficial ownership of the shares of Amwest Common Stock held by Pacificor.

               (b)            Percent of Class: 5.8%

               (c)            Number of Shares as to which such person has:

                              (i) sole power to vote or to direct the vote: 251,400

                              (ii) shared power to vote or to direct the vote: NOT APPLICABLE

                              (iii) sole power to dispose or to direct the disposition of: 251,400

                              (iv)           shared power to dispose or to
                                             direct the disposition of: NOT
                                             APPLICABLE

The filing persons have previously reported ownership of such shares on
Schedule 13D. This statement on Schedule 13G is filed persuant to Rule 13d-1(h).

ITEM 5.        Ownership of Five Percent or less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

               NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
               Company:

               NOT APPLICABLE.

ITEM 8.        Identification and Classification of Members of the Group:

               NOT APPLICABLE.

ITEM 9.        Notice of Dissolution of Group:

               NOT APPLICABLE.

ITEM 10.       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 24, 2001                  PACIFICOR, INC.

                                          By:          /s/ Michael Klein
                                             -----------------------------------
                                                        (Signature)

                                          Michael Klein, Chief Executive Officer
                                          --------------------------------------
                                                        (Name/Title)

Dated:  January 24, 2001                  By:          /s/ Michael B. Klein
                                             -----------------------------------
                                                           Michael B. Klein


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